FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
)
EUROBANK	)	ORDER TO CEASE AND DESIST
SAN JUAN, PUERTO RICO	)
	)	FDIC-09-317b
(INSURED STATE NONMEMBER BANK))
)

Eurobank, San Juan, Puerto Rico (“Bank”), having been advised of its right to a NOTICE OF CHARGES AND OF HEARING detailing the unsafe or unsound banking practices and violations of law and regulation alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(1), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“CONSENT AGREEMENT”) with counsel for the FDIC, dated September 1, 2009, whereby, solely for the purpose of this proceeding and without admitting or denying the alleged charges of unsafe or unsound banking practices and violations of law and/or regulation, the Bank consented to the issuance of an ORDER TO CEASE AND DESIST (“ORDER”) by the FDIC.

The FDIC considered the matter and determined that it had reason to believe that the Bank had engaged in unsafe or unsound banking practices and had committed violations of law and/or regulation. The FDIC, therefore, accepts the CONSENT AGREEMENT and issues the following:

ORDER TO CEASE AND DESIST

IT IS HEREBY ORDERED that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns, cease and desist from the following unsafe or unsound banking practices and violations of law and/or regulation, as more fully set forth in the joint FDIC and the Office of the Commissioner of Financial Institutions for the Commonwealth of Puerto Rico (“Commissioner”) Report of Examination (“ROE”) dated December 29, 2008:

(a)   operating with inadequate management whose policies and practices are detrimental to the Bank;

(b)  operating with inadequate management supervision and oversight by the board of directors to prevent unsafe and unsound banking practices, violations of law and/or regulations, and violation of an Order to Cease and Desist issued by the FDIC effective March 15, 2007 (“March 2007 Order”) regarding a satisfactory Bank Secrecy Act and Anti-Money Laundering compliance program;

(c)   operating in violation of the March 2007 Order;

(d)  operating with lax underwriting, poor credit administration practices, and ineffective loan review practices;

(e)   operating with an excessive level of adversely classified loans and/or delinquent loans;

(f)   operating with an inadequate allowance for loan and lease losses;

(g)  operating in such a manner as to produce unsatisfactory earnings;

(h)  operating with inadequate capital and reserves in relation to the kind and quality of assets held by the Bank;

(i)    operating with inadequate liquidity and funds management practices;

(j)    operating with inadequate interest rate risk management;

(k)   operating with inadequate internal routine and controls; and

(l)    operating in violation of laws and regulation, including but not limited to, violation of sections 326.8 and 353.3 of the FDIC Rules and Regulations, 12 C.F.R. §§ 326.8 and 353.3, regarding a satisfactory Bank Secrecy Act and Anti-Money Laundering compliance program and satisfactory procedures to identify, monitor, and report suspicious activities.

IT IS FURTHER ORDERED that the Bank, its institution-affiliated parties, and its successors and assigns, shall take affirmative action, as follows:

MANAGEMENT

1.     The Bank shall have and retain qualified management.

(a)     Each member of management shall have qualifications and experience commensurate with his or her duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank's Board of Directors (“Board”) to implement the provisions of this ORDER.

(b)    The qualifications of management personnel shall be evaluated on its ability to:

(i)     comply with the requirements of this ORDER;

(ii)    operate the Bank in a safe and sound manner;

(iii)   comply with applicable laws and regulations; and

(iv)   restore all aspects of the Bank to a safe and sound condition, including asset quality, capital adequacy, earnings, management effectiveness, BSA/AML compliance, liquidity and funds management, and sensitivity to market risk.

2.     (a)    Within 30 days from the effective date of this ORDER, the Board shall retain an independent third party consultant, acceptable to the Regional Director of the FDIC’s New York Regional Office (“Regional Director”), with the appropriate expertise and qualifications to develop an analysis and assessment of the Bank’s management and staffing needs which shall be summarized in a written report to the Board (the “Management Report”).  The Bank shall provide the Regional Director with a copy of the proposed engagement letter or contract with the third party consultant for review and comment before it is executed.

(b)   Within 30 days from receipt of the Management Report, the Board will develop a written plan of action (the “Management Plan”) in response to each recommendation contained in the Management Report, and a time frame for completing each action.

(c)   The Management Plan shall be developed within 90 days after the effective date of this ORDER. The Management Plan shall include, at a minimum:

(i)      identification of both the type and number of officer positions needed to properly manage and supervise the affairs of the Bank;

(ii)     identification and establishment of such Board and internal operating committees as are needed to provide guidance and oversight to active management;

(iii)    identification of the type and number of staff positions needed to carry out the Management Plan, detailing any vacancies or additional needs;

(iv)    present a clear and concise description of the relevant knowledge, skills, abilities, and experience necessary for each position, including delegations of authority and performance objectives;

(v)    evaluation of all existing Senior Executive Officers of the Bank (as that term is defined in section 303.101(b) of the FDIC Rules and Regulations, 12 C.F.R. § 303.101(b)), to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(vi)   establishment of procedures to periodically review and update the Management Plan, as well as periodically review and assess the performance of each officer and staff member.

(d)   A copy of the Management Report and the Management Plan and any subsequent modification thereto shall be submitted to the Regional Director for review and comment. Within 30 days from receipt of any comment from the Regional Director, the Board shall adopt the Management Plan as amended or modified by the Regional Director, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank, its directors, officers, and employees shall implement and follow the Management Plan and/or any subsequent modification.

(e)   While this ORDER is in effect, the Bank shall provide written notification to the Regional Director of the resignations or terminations of any of its Senior Executive Officers or Board members within 10 days of the event. In addition, the Bank shall provide written notification to the Regional Director of any proposed new Senior Executive Officer or Board member at least 30 days prior to the date such proposed officer or Board member is to begin service; such notification shall include a description of the background and experience of the proposed officer or Board member.  Such changes will only be effective upon receipt of the Regional Director’s written approval or non-objection.  The Bank shall also establish procedures to ensure compliance with section 32 of the Act, 12 U.S.C. § 1831i, and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. Part 303.

BOARD PARTICIPATION

3.     Beginning on the effective date of this ORDER, the Board shall increase its participation in the affairs of the Bank and assume full responsibility for the approval of sound policies and objectives for compliance with this ORDER and for the supervision of all of the Bank’s activities, consistent with its fiduciary responsibilities. This participation shall include meetings to be held no less frequently than monthly at which, at a minimum, the following areas shall be reviewed and approved:  reports of income and expense; reports of new, overdue, renewal, insider, charged-off, and recovered loans; liquidity levels and funds management; investment activity; operating policies; compliance with the March 2007 Order; progress reports issued to the FDIC; and individual committee actions.  Board meeting minutes shall fully document these reviews and approvals and record the status of the corrective actions taken by the Bank.

LOAN POLICIES AND PROCEDURES

4.     Within 90 days from the effective date of this ORDER, the Bank shall submit to the Regional Director written loan policies and procedures that have been approved by the Board, which shall, at a minimum, address and consider the recommendations contained in the ROE, and include the following:

(a)   adequate underwriting standards for loans, including ensuring sufficient collateral protection and incorporating limitations on the amount that can be loaned in relation to established collateral values;

(b)   the appraisal review process;

(c)   the monitoring and reporting of past due loans;

(d)   controls and procedures to promptly identity and grade loans with emerging credit weaknesses, including specific policies for placing loans on a non-accrual basis;

(e)   guidelines that set limitations on the use of interest reserves and establish procedures for identifying and reporting exceptions to the Bank’s loan policy to the Board, and controlling and monitoring concentrations of credit, including: (i) establishing concentrations of credit limits by industries and types of loans; and (ii) managing the risk associated with asset concentrations; and

(f)   compliance with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices (FIL-104-2006, issued December 12, 2006) and Managing Commercial Real Estate Concentrations in a Challenging Environment (FIL-22-2008, issued March 17, 2008).

LENDING AND CREDIT ADMINISTRATION

5.     The Bank shall not grant, extend, renew, alter, or restructure any loan or other extension of credit without first obtaining and analyzing all relevant credit information, as well as taking all necessary steps to properly value and perfect its interest in collateral, where applicable, and the Bank shall also take the following measures:

(a)   adequate and effective loan review procedures shall be designed to identify and categorize problem credits and to assess the overall quality of the Bank’s loan portfolio.  These reviews shall be performed periodically to identify problem assets and shall be reported to the Board along with the action taken by management to improve the Bank’s position on each loan adversely graded. Within 60 days from the effective date of this ORDER, the Bank shall ensure that the internal audit department’s risk assessment program is expanded to include the assessment of the Bank’s loan review function.

(b)   Management shall enhance loan documentation procedures and correct any deficiencies identified either internally, by auditors or consultants, or in the ROE or during any subsequent examination process, including, but not limited to, exceptions related to the Bank’s loan policy, obtaining accurate and current income and cash flow information, financial statements, and appraisals.

(c)   Reduce the level of classified and delinquent loans through aggressive workout of problem credits, and maintain strict adherence to prudent underwriting standards for new extensions of credit.

APPRAISAL COMPLIANCE PROGRAM

6.     Within 45 days from the effective date of this ORDER, the Bank shall establish an adequate and effective appraisal compliance program, including enhancing the Bank’s appraisal policy to capture risk management and internal controls that ensure that appraisals are obtained in a timely manner when required by law or regulation and that appraisals contain appropriate valuation approaches to support assigned values and address the deficiencies and weaknesses identified in the ROE.  Within 90 days from the effective date of this ORDER, the Bank shall ensure that adequate training is provided to account managers who are responsible for obtaining and reviewing appraisals to ensure that they include all necessary information, employ correct methodology, include reasonable assumptions and adequately support assigned values.

REDUCTION OF CLASSIFIED ASSETS

7.    (a)   Within 30 days from the effective date of this ORDER, the Bank shall eliminate from its books, by collection or charge-off, all items or portions of items classified “Loss” in the ROE, which have not previously been charged off or collected.  In addition, the Bank shall, within 30 days from the receipt of any subsequent report of examination from the FDIC, eliminate from its books, by collection or charge-off, all items or portions of items classified “Loss” in such report of examination.  Elimination of these items through the use of the proceeds of loans or other extensions of credit made by the Bank will not constitute collection for purposes of this paragraph.

(b)   Within 90 days from the effective date of this ORDER, the Bank shall formulate a written plan to reduce the Bank’s risk exposure in each asset classified “Substandard” or “Doubtful” in the ROE.  For purposes of this provision, “reduce” means to collect, charge off, or improve the quality of an asset so as to warrant its removal from adverse classification by the FDIC.  In developing the plan mandated by this subparagraph, the Bank shall, at a minimum, and with respect to each adversely classified loan, review, analyze and document the financial position of the borrower, including source of repayment, repayment ability and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, including possible actions to improve the Bank’s collateral position.

(c)   The plan shall also include, but not be limited to, provisions which:

(i)      prohibit the extension of credit for the payment of interest or fees;

(ii)     include a schedule for reducing the outstanding dollar amount of each adversely classified asset, including timeframes for achieving the reduced dollar amounts (at a minimum, the schedule for each adversely classified asset must show its expected dollar balance on a quarterly basis);

(iii)    include specific action plans intended to reduce the Bank’s risk exposure in each classified asset;

(iv)    provide for the Bank’s submission of monthly written progress reports to the Board for review and notation in the minutes of the meetings of the Board.

(d)   The Bank shall submit the plan to the Regional Director for review and comment.  Within 30 days from receipt of any comment from the Regional Director, the Board shall adopt the plan as amended or modified by the Regional Director, which approval shall be recorded in the minutes of the meeting of the Board.  Thereafter, the Bank shall implement and fully comply with the plan.

RESTRICTIONS ON ADVANCES TO ADVERSELY CLASSIFIED BORROWERS

8.     (a)    While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit or obligation with the Bank that has been, in whole or in part, charged off or classified “Loss” and is uncollected.

(b)   While this ORDER is in effect, the Bank shall not extend, directly or indirectly, any additional credit to, or for the benefit of, any borrower who has a loan or other extension of credit or obligation with the Bank that has been, in whole or in part, classified “Substandard”, “Doubtful” or is listed as “Special Mention” and is uncollected, unless the Board has adopted, prior to such additional extension of credit, a detailed written statement giving the reasons why such extension of credit is in the best interests of the Bank and improves the position of the Bank and makes an affirmative determination that the extension of credit is in full compliance with the Bank’s loan policy.  A copy of the statement approved by the Board shall be incorporated in the minutes of the applicable Board meeting and shall be placed in the appropriate loan file and submitted to the Regional Director with the quarterly progress reports required pursuant to paragraph 20 of this ORDER.  The requirements of this subparagraph shall not prohibit the Bank from renewing, after collecting in cash all interest and fees due from a borrower, any credit already extended to the borrower.

ALLOWANCE FOR LOAN AND LEASE LOSSES

9.     The Bank shall maintain, through charges to current operating income, an adequate allowance for loan and lease losses (ALLL).  The adequacy of the ALLL shall be determined in light of the volume of criticized loans, the current level of past due and nonperforming loans, past loan loss experience, evaluation of the potential for loan losses in the Bank’s portfolio, current economic conditions, and any criticisms contained in the Bank’s most recent report of examination. The Bank shall conduct, at a minimum, a quarterly assessment of its ALLL and shall maintain a written record, for supervisory review, indicating the methodology used in determining the amount of the allowance needed. The Bank shall ensure that the methodology utilized to determine the appropriateness of the ALLL has been periodically evaluated by an independent party.

 PROFIT AND BUDGET PLAN

10.   (a)   Within 60 days from the effective date of this ORDER, the Board shall formulate and submit to the Regional Director, for review and comment, a written profit plan and a realistic, comprehensive budget plan for all categories of income and expense for the remainder of 2009. The plan required by this paragraph shall contain formal goals and strategies, address executive officer compensation which incorporates qualitative as well as profitability performance standards, be consistent with sound banking practices, reduce discretionary expenses (including board and committee fees), and improve the Bank’s overall earnings and net interest income, and shall contain a description of the operating assumptions that form the basis for major projected income and expense components.

(b)   Within 45 days from the receipt of any written comments from the Regional Director, and after revising the profit and budget plan as necessary, the Bank shall adopt the plan and budget, which adoption shall be recorded in the minutes of the Board meeting. Thereafter, the Bank shall implement the plan and budget.

(c)   Within 30 days from the end of each calendar quarter following completion of the profit and budget plan required by this paragraph, the Board shall evaluate the Bank’s performance in relation to the profit and budget plan and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting during which such evaluation is undertaken. The Board shall ensure that the Bank is in compliance with specific goals set by the Board to improve and sustain earnings, given the level of adversely classified assets, the Bank’s financial condition and economic and other factors, and shall revise the profit and budget plan, as necessary, to accomplish these goals.  In the event the Board determines that the profit and budget plan should be revised in any manner, the plan shall be revised and submitted to the Regional Director for review and comment within 25 days after such revisions have been approved by the Board.  Within 30 days of receipt of all such comments from the Regional Director, the Board shall approve the revised profit and budget plan, which approval shall be recorded in the minutes of the Board meeting in which it is approved.

(d)   A written profit and budget plan shall be prepared for each calendar year for which this ORDER is in effect and shall be submitted to the Regional Director for review and comment within 30 days after the end of each year. Within 30 days after the receipt of all such comments from the Regional Director, and after adoption of any recommended changes, the Board shall approve the written profit and budget plan, which approval shall be recorded in the minutes of the Board meeting in which it is approved.  Thereafter, the Bank shall implement and follow the plan.

CAPITAL MAINTENANCE

11.   (a)   The Bank shall achieve and maintain the following minimum capital levels, after establishing an adequate ALLL:

(i)      on or before December 31, 2009 its ratio of Tier 1 capital to total assets (“leverage ratio”) equal to or greater than 6.5 percent and its ratio of qualifying total capital to risk-weighted assets (“total risk-based capital ratio”) equal to or greater than 11 percent; and

(ii)      on or before March 31, 2010, and at all times thereafter while this ORDER is in effect, the Bank shall maintain its leverage ratio equal to or greater than 7 percent and its total risk-based capital ratio equal to or greater than 11 percent.

(b)   If said capital ratios are less than required by this ORDER, as determined as of the date of any Report of Condition and Income or any future examination, the Bank shall, within 30 days after notice of its capital deficiency, submit to the Regional Director a plan to increase its capital or to take such other measures to bring its leverage ratio and total risk-based capital ratio to the percentages required by this ORDER. After the Regional Director responds to the plan, the Board shall adopt the plan, including any modifications or amendments requested by the Regional Director.

The capital plan shall, at a minimum, address and consider:

(i)       the Bank’s current and future capital requirements;

(ii)      any planned growth in the Bank’s assets;

(iii)     the Bank’s level of concentrations of credit;

(iv)     the volume of the Bank’s adversely classified assets;

(v)      the Bank’s anticipated level of retained earnings; and

(vi)     the source and timing of additional funds to fulfill the future capital needs of the Bank.

(c)   Within 90 days from the effective date of this ORDER, the Bank shall develop and submit a written plan to the Regional Director for systematically reducing and monitoring the Bank’s portfolio of loans, securities, or other extensions of credit advanced or committed, directly or indirectly, to or for the benefit of any borrowers in Commercial Real Estate and Acquisition, Development and Construction, as identified in the ROE, to an amount which is commensurate with the Bank’s business strategy, management expertise, size, and location.  At a minimum, the plan shall include: (i) the dollar levels and percent of capital to which the Bank shall reduce each concentration; (ii) timeframes for achieving the reduction in dollar levels identified; and (iii) provisions for the submission of monthly written progress reports to the Board for review and notation in minutes of the meetings of the Board.

(d)   In addition, the Bank shall comply with the FDIC’s Statement of Policy on Risk-Based Capital found in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, App. A.

(e)   For purposes of this ORDER, all terms relating to capital shall have the meanings ascribed to them and be calculated according to the methodology set forth in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325.

LIQUIDITY AND FUNDS MANAGEMENT

12.   (a)   Within 30 days from the effective date of this ORDER, the Bank shall submit to the Regional Director a revised and comprehensive funds management and liquidity plan (“Funds Management Plan”).  Annually thereafter, while this ORDER is in effect, the Bank shall review the plan for adequacy and, based upon such review, shall make necessary revisions to the plan to strengthen funds management procedures and maintain adequate provisions to meet the Bank’s liquidity needs.  At a minimum, the Funds Management Plan shall:

(i)       address the means by which the Bank will seek to reduce its reliance on non-core funding and high cost, rate-sensitive deposits;

(ii)      summarize the current composition of brokered deposits by maturity and set forth funding sources that will replace the Bank’s current brokered deposits as they roll off; and

(iii)     assess possible liquidity events that the Bank may encounter and identify contingency responses to the potential impact of such events on the Bank’s short-term, intermediate-term, and long-term liquidity profiles.

(b)  The Bank shall submit the Funds Management Plan to the Regional Director for review and comment.  Within 30 days from receipt of any comments from the Regional Director, the Board shall adopt the plan as amended or modified by the Regional Director, which approval shall be recorded in the minutes of the meeting of the Board. Thereafter, the Bank shall implement and fully comply with the plan.

STRATEGIC PLAN

13.   (a)   Within 90 days from the effective date of this ORDER, the Bank shall develop and submit to the Regional Director for review and comment a comprehensive business/strategic plan (“Strategic Plan”) covering at least an operating period of three years.  The Strategic Plan shall contain an assessment of the Bank’s current financial condition and market area, and a description of the operating assumptions that form the basis for major projected income and expense components.

(b)   The Strategic Plan shall address, at a minimum:

        (i)       strategies for pricing policies and asset/liability management;

        (ii)      specific plans for the maintenance of the Bank’s capital ratios that may in no event be less than the requirement of the provisions of paragraph 11 of this ORDER and shall detail the actions to be taken to maintain the required capital ratios, including but not limited to, the sale of new securities, the direct contribution of cash by the directors or parent holding company, or the Bank’s merger with or acquisition by another federally insured depository institution or holding company thereof;

(iii)      plans for sustaining adequate liquidity, including back-up lines of credit to meet any unanticipated deposit withdrawals;

        (iv)     goals for reducing problem loans;

(v)      financial goals, including pro forma statements for asset growth, capital adequacy, and earnings; and

(vi)      formulation of a mission statement and the development of a strategy to carry out that mission.

(c)  The Bank shall submit the Strategic Plan to the Regional Director for review and comment.  Within 30 days after the Regional Director has responded to the plan, the Board shall adopt the plan as amended or modified by the Regional Director, which approval shall be recorded in the minutes of the Board meeting in which it is approved.  Thereafter, the Bank shall implement and follow the Strategic Plan.

(d)  Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Board shall evaluate the Bank’s performance in relation to the Strategic Plan and record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting at which such evaluation is undertaken.  A copy of the evaluation shall be submitted to the Regional Director.

(e)  The Strategic Plan required by this ORDER shall be revised and submitted to the Regional Director for review and comment 30 days after the end of each calendar year for which this ORDER is in effect.  Within 30 days after the Regional Director has responded to the plan, the Board shall adopt the plan as amended or modified by the Regional Director, which approval shall be recorded in the minutes of the meeting of the Board.  Thereafter, the Bank shall implement the Strategic Plan.

BROKERED DEPOSITS

14.   (a)   Beginning on the effective date of this ORDER, and so long as this ORDER is in effect, the Bank shall not solicit, accept, renew, or roll over any brokered deposits unless it has applied for and been granted a waiver by the Regional Director in accordance with the provisions of section 337.6 of the FDIC Rules and Regulations, 12 C.F.R. § 337.6.

(b)   Within 60 days from the effective date of this ORDER, the Bank shall develop and submit to the Regional Director a plan to reduce the Bank’s reliance on brokered deposits and wholesale funding sources to a level acceptable to the Regional Director.

BSA LOOK BACK REVIEW

15.   (a)  Within 30 days from the effective date of this ORDER, the Bank shall engage a qualified independent firm ("BSA Consultant") acceptable to the Regional Director to conduct a review of account and transaction activity for the six month time period beginning July 1, 2008 and ending December 31, 2008 to determine whether suspicious activity involving any accounts of or transactions within or through the Bank was properly identified and reported in accordance with the applicable suspicious activity reporting requirements (“Initial Look Back Review").

(b)   Within 10 days of the engagement of the BSA Consultant, but prior to the commencement of the Initial Look Back Review, the Bank shall submit to the Regional Director for approval an engagement letter that sets forth:

(i)      the scope of the Initial Look Back Review and any subsequent Look Back Reviews that may be required, including the types of accounts and transactions to be reviewed which shall, at a minimum, include cash intensive business accounts; customers assigned a “high-risk” rating based upon their profiles and risk assessment, including, but not limited to, any money service businesses, privately owned ATMs, lottery agents,  professional service providers, and jewelers; customers with high, frequent or international wire transactions; customers with financial transactions in locations linked to terrorist, drug trafficking or money laundering; and any transactions or accounts identified in the ROE as requiring additional investigation by the Bank;

(ii)      the methodology for conducting the Initial Look Back Review and any subsequent Look Back Reviews, including any sampling procedures to be followed;

(iii)     the expertise and resources to be dedicated to the Initial Look Back Review and any subsequent Look Back Reviews; and

(iv)     the anticipated completion date of the Initial Look Back Review and any subsequent Look Back Reviews.

(c)   Upon completion of the Initial Look Back Review and any subsequent Look Back Review, the BSA Consultant shall provide a copy of the report detailing its findings to the Regional Director at the same time the report is provided to the Bank.  The Regional Director may determine, in his or her sole discretion, that one or more additional Look Back Reviews must be performed.  Any additional Look Back review shall be conducted by the BSA Consultant in accordance with the provisions of the engagement letter previously approved by the Regional Director and be for the six-month time period immediately subsequent to the Initial Look Back Review or such subsequent Look Back Review as may be required.

(d)   Within 30 days of its receipt of the Initial Look Back Review report and any subsequent Look Back Review reports, the Bank shall ensure that all matters or transactions required to be reported, that have not previously been reported, are reported in accordance with applicable laws and regulations.

HOLDING COMPANY – RESTRICTIONS ON PAYMENTS

16.   As of the effective date of this ORDER, the Bank shall not declare or pay any cash dividend, pay any management fee, or make any payment, directly or indirectly, to or for the benefit of the Bank’s holding company or any other Bank affiliate, without the prior written consent of the Regional Director.

CORRECTION AND PREVENTION

17.   (a)   Beginning on the effective date of this ORDER, the Bank shall take steps necessary, consistent with other provisions of this ORDER and sound banking practices, to eliminate and/or correct the violations of law and regulation, violations of the March 2007 Order, and contravention of federal banking agency policies, procedures, and guidelines that were identified in the ROE.  In addition, the Bank shall take all steps necessary to ensure future compliance with all applicable laws, rules, and regulations.

(b)   The Bank shall immediately initiate an affirmative compliance program in order to ensure compliance with the provisions of all applicable laws, rules, and regulations.

COMPLIANCE COMMITTEE

18.   Within 30 days from the effective date of this ORDER, the Board shall establish a compliance committee of the Board composed of at least three directors who are not now, and have never been, involved in the daily operations of the Bank, with the responsibility of ensuring that the Bank complies with the provisions of this ORDER.  The compliance committee shall report monthly to the entire Board, and a copy of the report and any discussion related to the report or this ORDER shall be included in the minutes of the Board meeting.  Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this ORDER.

PROGRESS REPORTS

19.   Within 30 days after the end of each calendar quarter following the effective date of this ORDER, the Bank shall furnish to the Regional Director written progress reports detailing the form and manner of any actions taken to secure compliance with this ORDER and the results thereof.  Such reports may be discontinued when the corrections required by this ORDER have been accomplished and the Regional Director has released, in writing, the Bank from making further reports.

SHAREHOLDERS

20.   Following the effective date of this ORDER, the Bank shall send to its parent holding company the ORDER or otherwise furnish a description of the ORDER in conjunction with the Bank’s next communication with such parent holding company.  The description shall fully describe the ORDER in all material aspects.

OTHER ACTIONS

21.   It is expressly and clearly understood that if, at any time, the Regional Director shall deem it appropriate in fulfilling the responsibilities placed upon him or her under applicable law to undertake any further action affecting the Bank, nothing in this ORDER shall in any way inhibit, estop, bar or otherwise prevent him or her from doing so, including, but not limited to, the imposition of civil money penalties.

22.   It is expressly and clearly understood that nothing herein shall preclude any proceedings brought by the Regional Director to enforce the terms of this ORDER, and that nothing herein constitutes, nor shall the Bank contend that it constitutes, a waiver of any right, power, or authority of any other representatives of the United States, departments or agencies thereof, the Office of the Puerto Rico Commissioner of Financial Institutions, Department of Justice or any other representatives of the Commonwealth of Puerto Rico, or any other departments or agencies thereof, including any prosecutorial agency, to bring other actions deemed appropriate.

ORDER EFFECTIVE

23.   The effective date of this ORDER shall be the date of issuance.

24.   The provisions of this ORDER shall be binding upon the Bank, its directors, officers, employees, agents, successors, assigns, and other institution-affiliated parties of the Bank.

25.   The provisions of this ORDER shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this ORDER have been modified, terminated, suspended or set aside in writing by the FDIC.

Pursuant to delegated authority

Dated: October 9, 2009.

/s/ John M. Lane
John M. Lane
Acting Regional Director
New York Region
Federal Deposit Insurance Corporation

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)	STIPULATION AND CONSENT
	)	TO THE ISSUANCE OF
EUROBANK	)	AN ORDER TO
SAN JUAN, PUERTO RICO	)	CEASE AND DESIST
)
(INSURED STATE NONMEMBER BANK))		FDIC-09-317b
)

Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST ("CONSENT AGREEMENT") by the Federal Deposit Insurance Corporation ("FDIC"), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC and Eurobank, San Juan, Puerto Rico ("Bank"), as follows:

1.    The Bank has been advised of its right to receive a NOTICE OF CHARGES AND OF HEARING (“NOTICE”) detailing the unsafe or unsound banking practices and violations of law and/or regulation alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(1) of the Federal Deposit Insurance Act ("Act"), 12 U.S.C. § 1818 (b)(1), and has waived those rights.

2.    The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and violations of law and/or regulation, hereby consents and agrees to the issuance of an ORDER TO CEASE AND DESIST ("ORDER") by the FDIC. The Bank further stipulates and agrees that such ORDER shall be deemed to be a final ORDER and that such ORDER shall become effective upon the date of its issuance by the FDIC and fully enforceable by the FDIC pursuant to the provisions of section 8(i)(1) of the Act, 12 U.S.C. § 1818(i)(1), subject only to the conditions set forth in paragraph 3 of this CONSENT AGREEMENT.

3.    In the event the FDIC accepts this CONSENT AGREEMENT and issues the ORDER, it is agreed that no action to enforce such ORDER in the United States District Court will be taken by the FDIC unless the Bank or any director, officer, employee, agent, successor or assignee, or other institution-affiliated party, has violated or is about to violate any provision of the ORDER.

4.    The Bank hereby waives:

(a)   the issuance and service of a NOTICE;

(b)   all defenses to the allegations to be set forth in the NOTICE;

(c)    a hearing conducted for the purpose of taking evidence on the allegations to be set forth in the NOTICE;

(d)    the filing of proposed FINDINGS OF FACT AND CONCLUSIONS OF LAW;

(e)     A RECOMMENDED DECISION of an Administrative Law Judge;

(f)      the filing of exceptions and briefs with respect to such RECOMMENDED DECISION; and

(g)     review of the ORDER by any Federal agency or court.

Dated: September 1 , 2009

FDIC	EUROBANK
LEGAL DIVISION	SAN JUAN, PUERTO RICO

BY:	BY:

/s/ G. Michael Saran	/s/ Rafael Arrillaga Torrens, Jr.
G. Michael Saran	Rafael Arrillaga Torrens, Jr.
Acting Deputy Regional Counsel	Director

/s/ Pedro Feliciano Benitez
Pedro Feliciano Benitez
Director

/s/ Juan R. Gomez-Cuetara Aguilar
Juan R. Gomez-Cuetara Aguilar
Director

/s/ Placido Gonzalez Cordova
Placido Gonzalez Cordova
Director

/s/ Luis F. Hernandez Santana
Luis F. Hernandez Santana
Director

/s/ Ricardo Levy Echeandia
Ricardo Levy Echeandia
Director

/s/ Antonio R. Pavia Bibiloni
Antonio R. Pavia Bibiloni
Director

/s/ Jaime Sifre Rodriguez
Jaime Sifre Rodriguez
Director

/s/ William Torres Torres
William Torres Torres
Director

Comprising the Board of
Directors of
Eurobank
San Juan, Puerto Rico